Exhibit (d)(1)
RMB Loan Entrustment Contract of China Construction Bank
(Edition for Three Parties)
Contract No.: 20051950007
Type of Loan: Entrustment Loan
Borrower (Party A): Beijing Hua Yi Xiong Di Advertisement Co., Ltd.
Domicile: No.19 Beijing Fulllink Plaza Shopping Arcade, No.18 Chao Yang Men Wai Avenue, Chao yang District, Beijing
Legal Representative (or Principal): Wang Zhong Jun
Telephone: 010-65881508      Fax: 010-65881512      Zip Code: 100020
Lender (Party B): Beijing Lei Ting Wan Jun Network Technology Co., Ltd.
Domicile: 8F, Suite W3, Oriental Plaza, No.1 Chang An Avenue (E), Dongcheng District, Beijing
Legal Representative (or Principal): Wang Lei Lei
Telephone: 010-65283399      Fax: 010-85181160/1176      Zip Code: 100738
Trustee (Party C): China Construction Bank, Beijing Branch, Chaoyang Sub-branch
Domicile: B No. 10 Chao Yang Men Wai Avenue, Chaoyang District, Beijing
Principal: Wang Bao Kui
Telephone: 010 65994806      Fax: 010 65994828      Zip Code: 100020
Borrower (hereinafter referred to as “Party A”): Beijing Hua Yi Xiong Di Advertisement Co., Ltd.
Lender (hereinafter referred to as “Party B”): Beijing Lei Ting Wan Jun Network Technology Co., Ltd.
Trustee (hereinafter referred to as “Party C”): China Construction Bank, Beijing Branch, Chaoyang Sub-branch
WHEREAS according to Party A’s needs for business operation and application for loan, Party B agrees and entrusts Party C to issue entrustment loan to Party A. For the purpose of defining rights and obligations for the Parties and pursuant to relative laws and regulations, it is hereby agreed by the three Parties for common observance and enforcement through consultations as follows:
1.	Principal Amount of the Facility

The Lender offers the facility in the principal amount of RMB 20,000,000.

2.	Purpose of the Facility

The Facility shall be used to invest in films.

3.	Term of the Facility

The facility term prescribed in this Contract is 12 months, from September 2, 2005 to September 1, 2006.

If the commencement date of the facility term under this Contract differs from that appears in the loan trans-depository receipt, the latter shall prevail, and the facility term shall be postponed accordingly. The loan trans-depository receipt is an integral part of this Contract with equal authentication hereto.

4.	Interest Rate and Calculation and Settlement of Interest

4.1	The second method shall apply in calculation and settlement of interest:

A.	The interest rate shall be calculated on the basis of [ ], and be settled on the basis of [ ], and interest payment date is the 20th day of (each month/the last month of the quarter/the last month of the year).

B.	The interest rate shall be calculated on the basis of 7% of annual interest rate, and the interest payment date is the maturity date of the principal.

4.2	The loan interest shall be calculated from the date on which the loan is transferred to Party A’s bank account. During the term of this Contract, if Party B requires to adjust the interest rate, Party B shall consult with Party A on it and notify Party C of the interest adjustment in the written form after signed and confirmed by Party A and Party B.

5.	Advance

5.1	Party C is responsible for making advance unde the facility only if all of the following conditions are satisfied:

5.1.1	Entrustment fund of Party B has been transferred to its account for entrustment fund opened in Party C; and

5.1.2	Party C receives Notice on Advance under Entrustment Facility from Party B.

5.2	Plan for Advance
RMB20,000,000 on September 2, 2005;
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ].

5.3	Party C shall transfer the loan to Party A’s current bank account opened in Party C, with the Account No. of 11001085100053001267.

6.	Repayment

6.1	Repayment Sequences

Any repayment made by Party A under this Agreement shall be used to satisfy the interest in first priority and then the principal. Any adjustment to the repayment sequences shall be made by a written notice issued by Party B.

6.2	Interest Payment

Party A shall pay the due interest via Party C to Party B on the interest payment date. The first interest amount shall be paid on first interest settlement date after advance of the loan and all the outstanding interest shall be paid together with the last repayment of the principal.

6.3	Repayment of Principal

Party A shall repay the principal as scheduled below:
RMB 20000000 on September 1 2006;
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ];
RMB [  ] on month [  ]date[  ]year [  ].
6.4	Repayment Conditions

Party A shall deposit enough fund for the relevant period in the account opened at Party C before the repayment date prescribed in this Contract and fulfill the repayment procedures In time.

6.5	Prepayment

Party A may prepay the whole or part of the facility and the interest accrued thereon, with written consent of Party B and by giving notice to Party C.

The principal prepaid by Party A shall be calculated on the basis of actual term of using the loan and the interest calculated at the interest rate prescribed in the Contract. If Party A repays the loan by installments and prepays part of the principal, Party A shall repay in converse sequences of the above schedule. After prepayment, the loan outstanding shall still be repaid at the interest rate prescribed in this Contract.

6.6	Taxation

Party B entrusts Party C to collect business tax at the rate of 5% on behalf of Party B arising out of interest repayment.

7.	Modification and Rescission of Contract

7.1	None of the Parties is permitted to modify or rescind this Contract after the Contract becomes effective at its own discretion.

7.2	If Party A fails to fulfill the conditions precedent required by Party B for utilizing the loan, Party B shall be entitled to unilaterally terminate this Contract by notifying Party A and Party C in writing.

7.3	When the loan is due as a result of changes in external conditions, if Party A fails to pay off the loan after exhausting its endeavor, Party A can apply for extending the term to the Party B within 30 days before the due date, and enter into an extended repayment agreement with Party B and Party C with prior consent of Party B and by giving written notice to Party C as an appendix of this Contract.

8.	Rights and Obligations of Party A

8.1	Rights of Party A

8.1.1	Party A shall be entitled to require Party B and Party C to release entrustment loan pursuant to this Contract.

8.1.2	Party A shall be entitled to utilize the loan for the purpose pursuant to this Contract.

8.1.3	Party A shall be entitled to apply for extension of repayment term provided that it has fulfilled the conditions required by Party B, and complete the extension procedures with Party B and Party C after obtaining such approval from Party B.

8.1.4	Party A is entitled to require Party B and Party C to keep confidential the materials it provides.

8.2	Obligations of Party A

8.2.1	Party A shall open a basic account or ordinary saving account, and is not permitted to alter the account owner.

8.2.2	Party A shall utilize the loan complying with the purpose pursuant to this Contract, and shall not appropriate or impropriate the loan.

8.2.3	Party A shall provide Party B and Party C the relative materials as Party B requires, and warrants all the materials provided is geniune, complete and valid.

8.2.4	Party B shall cooperate with Party B and Party C actively in the inspection and supervision on the use of the loan.

8.2.5	Party A shall repay the principal and interest on schedule according to this Contract.

8.2.6	Party A shall notify Party B and Party C of any changes on its title, legal representative, domicile, business scope etc. in advance during the loan period.

8.2.7	Party A shall bear the expense related to this Contract i.e. attorney fees, insurance fees, valuation fees, registration fees, safekeeping fees, appraisal fees and notarization fees.

8.2.8	Other obligations.

9.	Rights and Obligations of Party B and Party C

9.1	Rights of Party B and Party C
(a)	Party B and Party C shall be entitled to inspect and supervise Party A’s use of the loan.

(b)	Party B and Party C shall be entitled to be informed of the business operation and financial activities of Party A.

(c)	Party B shall be entitled to entrust Party C to take back the principal and interest according to this Contract. For any amount payable to Party B under this Contract, Party B appoints Party C in writing to deduct the amount from Party A’s account.
9.2	Obligations of Party B and Party C
(a)	Party B shall transfer the entrustment fund to Party C’s account in full and on schedule according to this Contract. Party C shall advance the entrustment loan in full and on schedule, unless Party C’s failure to make the advance due to Party B’s delayin transferring the fund.

(b)	Party B and Party C shall keep confidential the Party A’s materials such as plan, statistics, financial accounting report etc.
10.	Responsibilities of Breach

10.1	If Party A impropriates, appropriates or utilizes the loan after the due date, Party B shall be entitled to require Party A to repay all the principal and interest immediately within the term nominated by Party B, and/or penalty shall be calculated at the rate of 50% of the interest rate prescribed in Article 4 hereof (i.e. 10.5% of the annual interest rate) on the the impropriated, appropriated or misused principal and due interest from the date of Party A’s breach of the Contract, and compound interest shall be calculated on a daily basis.

10.2	If Party A fails to pay the interest on schedule, impropriates the loan or fails to pay the interest during the extension term, a daily compound interest shall be calculated and charged at the rate prescribed in Clause 1 of this Article on the basis of the interest accrued from the date of Party A’s delay.

10.3	During the period of this Contract, Party C shall be entitled to suspend releasing the outstanding loans, and take measures according to Party B’s written proposal if Party A:
(a)	fails to provide geniune, complete and valid information in compliance with the requirements of Party B and Party C.

(b)	fails to utilize the loan for the purpose prescribed in this Contract.

(c)	fails to repay the principal and interest on schedule as prescribed in this Contract.

(d)	refuses the inspection and supervision on the use of the loan from Party B and Party C.

(e)	transfers assets or withdraws funds to evade debts.

(f)	is or shall be involved in material litigation, arbitration or other legal disputes, which Party B sees may have influence on the safety of the loan assets.

(g)	violates Article 8 and its other obligations under this Contract, which Party B sees may affect Party A’s repayment capacity.

(h)	has other conducts.
10.4	If Party B fails to timely transfer the entrustment to Party C’s appointed account in full and thus affect Party C’s advance to Party A, the losses Party A incurred shall be compensated by Party B.

10.5	Party B shall indemnify Party C against the losses incurred resulting from its failure to make the advance pursuant to this Contract due to its own default.

10.6	The Contract shall become effective upon transferring Party B’s fund to Party C’s appointed account and Party C’s receipt of Notice on Advance under the Entrustment Loan from Party B. If Party C fails to make the advance in full and in time due to its own default, Party C shall pay compensation to Party A at the prevailing floating capital loan interest rate promulgated by People’s Bank of China, on the basis of the amount and the number of days for delay of such advance.

10.7	If Party C fails to make the advance as Party B instructs, Party C shall assume responsibilities of breach according to this Contract.

11.	Miscellaneous

11.1	For the guarantee for the loan under this Contract, Party A and Party B shall negotiate separately and conclude another agreement for execution with this Contract together. A copy of guarantee agreement can be sent to Party C, without creating any direct connection with Party C’s agency business.

11.2	“Overdue use of the loan” in Clause 10.1 means failure of repaying the loan in accordance with the Contract.

12.	Dispute Resolution
For any dispute arising from this Contract, Party A and Party B shall settle it through consultation and Party C shall provide assistance, and if no agreement is reached, Party B shall be entitled to directly lodge a lawsuit before a court.
During the consultation, the provisions not involved in the dispute shall be still in force and effect.
13.	Effectiveness of Contract
This Contract becomes effective when the legal representatives (principals or authorized representatives) of Party A and Party B sign and affix company seal on this Contract, and the principal (or authorized representative) of Party C signs and affixes company seal on this Contract.
14.	This Contract is made in 3 original copies and 2 duplicates, each original retained by Party A, Party B and Party C.
Party A:
Legal Representative (Principal or Authorized Representative):          (Signature)
Date: August 31, 2005

Party B:
Legal Representative (Principal or Authorized Representative):           (Signature)
Date: August 31, 2005
Party C:
Legal Representative (Principal or Authorized Representative):          (Signature)
Date: August 31, 2005

Loan Entrustment Agreement
Principal (Party A): Beijing Lei Ting Wan Jun Network Technology Co., Ltd.
Trustee (Party B): China Construction Bank Co., Ltd., Beijing Branch, Chaoyang Sub-branch
Through mutual consultations, Party A hereby entrusts Party B to handle loan entrustment affairs. It is hereby agreed and performed according to relevant PRC laws and regulations.
1.	Entrusted Matter

Party A entrusts Party B:
1.1	to execute RMB Loan Entrustment Contract of China Construction Bank or Loan Entrustment Extension Agreement with Party A and the Borrower (or with the Borrower with Party A’s appointment), and make advance under the entrustment loan according to the related procedures;

1.2	to be responsible for the settlement of the entrustment loan;

1.3	to assist Party A in the inspection of the Borrower’s reasonable utilization of the entrustment loan as Party A requires, and take proper measures on the Borrower’s improper utilization of the loan according to the written instructions of Party A;

1.4	to assist Party A to collect the principal and interest and transfer for the fund recalled;

1.5	to collect and remit the tax payable which is related with Party A’s entrustment loan business according to the relevant state regulations;

1.6	to do other entrusted matters.
2.	Advances and Recall of the Entrustment Loan
2.1	Party A shall open a deposit account with Party B, and observe the principal “Deposit before borrowing without overdraft” to transfer the entrustment fund to the deposit account. Party A shall transfer the entrustment fund to the loan fund account at the same time of advancing the loan via Party B. Interest shall not calculated for the loan fund account.

2.2	After reaching agreement with the Borrower, Party A shall send Notice on Making Advance under Entrustment Loan to Party B. According to the contents prescribed in the Notice on Making Advance under Entrustment Loan, Party A, Party B (or Party B entrusted by Party A) shall enter into a RMB Entrustment Contract of China Construction Bank with the Borrower. Party B shall make advance under the loan.

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2.3	Settlement of entrustment loan shall be executed by Party B according to the relevant regulations promulgated by the People’s Bank of China and generally accepted banking practices, and the special requirements of Party A can only be executed after consultations with Party B.

2.4	For the overdue entrustment loan, Party A and Party B (Party B upon Party A notifying Party B by Notice on Entrustment Loan Extension) shall execute Entrustment Loan Extension Agreement with the Borrower provided the Borrower has applied for extension of the loan term and written consent has been obtained from Party A.

2.5	Party B shall notify Party A in time upon collection of the principal, and the interest shall be timely transferred to the account appointed by Party A upon collection. If Party A needs to transfer some fund from the loan fund account, Party B’s confirmation is required.

2.6	For any disputes arising from the performance of the Entrustment Loan Contract, Party A and the Borrower shall settle through consultation, and Party B shall provide assistance. If settlement can not be reached, Party A shall be entitled to lodge a lawsuit. During the consultation, the Parties shall in all aspects other than the issue(s) in dispute continue their performance of this Agreement.
3.	Rights and Obligations of Party A
3.1	Party A as the creditor of the entrustment loan, shall assume obligations for the whole process covering advance, management, guarantee and collection of the entrustment loan. Party A and the Borrower shall conclude the guarantee agreement of the entrustment loan.

3.2	Party A shall have the right of making decisions on the Borrower, amount, purpose, term, interest rate and the plan of utilization and repayment, punishment and other factors.

3.3	Party A shall ensure the legal source of the entrustment loan, require Party B to use the loan in a legitimate way, and instruct Party B in accordance with related state regulations. Party A is liable to require the Party B to report to Party B for the changes in its corporate form such as merger and division of it as a legal entity, contracting and reform of shareholding structure etc. on a timely basis.

3.4	Party A shall be responsible for timely transfer of the entrustment loan fund to the deposit account opened with Party B, and the balance of the entrustment loan shall not exceed the balance of the entrustment loan fund.

3.5	Any modifications and amendments of the Entrustment Loan Contract shall be made in written form to notify Party B and the Borrower expressly, concretely and in time.

3.6	Party A shall pay the commission to Party B pursuant to this Agreement.

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4.	Rights and Obligations of Party B
4.1	Party B shall complete the entrusted matter in earnest.

4.2	Party B shall assist Party A to supervise the Borrower’s reasonable utilization of the loan, and upon discovering any problems Party B shall notify Party A and take measures according to the written notice of Party A.

4.3	Party B shall assist in collecting the loan principal and interest actively.

4.4	According to the state regulations, Party B shall not bear the risk of making advance of Party A’s entrustment loan and pay fund on behalf of Party A.

4.5	Party B shall provide the audit data and information related to the entrustment loan according to provisions of this Agreement.

4.6	Party B shall collect the commission from Party A as scheduled.
5.	Commission of Entrusted Matter
5.1	Rate and Calculation of Commission:

5.2	Settlement Date and Calculation of Commission:
The lender shall pay the commission on the date of making advance under the entrustment loan.
6.	Liability for Breach
6.1	If Party B fails to complete the entrusted matter according to this Agreement, Party A shall be entitled to deduct the commission or cancel the qualification of agency based on the situation of that time.

6.2	Party A shall bear the losses due to Party B’s failure to enforce the obligations of this Agreement resulting from Party A’s default.

6.3	Party A shall compensate Party B for the failure of paying commission as scheduled.
7.	Miscellaneous

This Agreement constitutes the entire valid document between Parties to with respect to the subject matter of this Agreement, and shall prevail over any other legal documents with respect to the subject matter hereof between the Parties which is inconsistent with this Agreement.

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8.	Supplementary Articles
8.1	This Agreement shall become effective upon execution by the legal representatives (the Principals) or authorized representatives of the Parties and affixing company seal. Any modifications and termination during execution of this Agreement shall be settled by mutual agreement.

8.2	This Agreement is made in 2 copies, each retained by either Party.

Party A: Beijing Lei Ting Wan Jun Network Technology Co., Ltd.	(Seal)

Legal Representative (Principal or Authorized Representative):	(Signature)
Date: August 31, 2005
Party B: China Construction Bank Co., Ltd., Beijing Branch, Chaoyang Sub-branch       (Seal)

Principal (Authorized Representative):	(Signature)
Date: August 31, 2005

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